Exhibit 99.1

WHX Corporation Reports Financial Results for the Second Quarter of 2009, and Analyst Call on August 25, 2009 at 8:30 am ET

WHITE PLAINS, N.Y., Aug. 20 /PRNewswire-FirstCall/ -- WHX Corporation (Nasdaq(CM): WXCO); ("WHX" or the "Company") today reported financial results for the second quarter ending June 30, 2009. The Company also announced that it will hold an earnings call on Tuesday, August 25, 2009 at 8:30 am Eastern Time.

“The world-wide economic recession which became evident in the second half of 2008 continued to impact net sales and profitability of WHX through the first half of 2009,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of WHX.  “This had a material adverse effect on almost all of our businesses during the first half of 2009, driving sales down by over 25% from the first half of 2008.  Most of the Company’s reporting segments experienced declines in operating income for both the quarter and six months ended June 30, 2009 compared to the same periods in 2008.

“In response to these deteriorating economic conditions, we have aggressively implemented the contingency plans that we first announced in late 2008.  Significant extraordinary cost containment actions continue across all of the business segments and the corporate headquarters.  These actions include a reduction in compensation and benefits for salaried employees, layoffs in both the salaried and hourly workforce, the temporary idling of certain of our manufacturing facilities for various periods during the first six months of 2009 to better match production with customer demand, and certain other restructuring activities.  We believe these initiatives significantly contributed to the Company achieving a gross margin of 24.7% of sales for the three months ended June 30, 2009, an improvement from the 24.2% in the same period of 2008, and selling, general and administrative expenses equaling 17.8% of sales for the three months ended June 30, 2009, compared to 17.7% in the same period in the prior year. We also believe that the 2009 restructuring activities will strengthen our competitive position over the long term.

“The implementation and utilization of the WHX Business System has been and will continue to be central to achieving our operational goals which we believe are positioning the Company to realize enhanced performance as the global economies and the markets we serve recover.  The WHX Business System is the process oriented set of management tools that defines our continuous improvement culture in all our operating units.  It is the common thread that drives value for our stakeholders.”

Financial Highlights:

Second Quarter Results

WHX reported a net loss of $4.1 million on net sales of $141.4 million in the second quarter of 2009, compared with net income of $5.3 million on net sales of $197.0 million for the second quarter of 2008.  Basic and diluted net loss per common share was $0.34 on 12,179,000 shares outstanding for the second quarter of 2009, compared with net income per common share of $5.33 on 1,000,000 shares outstanding in the same period of 2008.

Revenue for the second quarter of 2009 was $141.4 million, a decrease of $55.6 million, or 28.2% from $197.0 million for 2008 amid the general slow-down in the U.S. and world economies, especially weakness in the U.S. housing and automotive markets.

The net loss for the three months ended June 30, 2009 includes a net increase in non-cash pension expense of $5.8 million and $2.0 million of non-cash asset impairment charges, partially offset by a $1.5 million gain on sale of assets at Indiana Tube Denmark (“ITD”), a discontinued subsidiary.  The net loss for the six months ended June 30, 2009 includes a net increase in non-cash pension expense of $11.3 million, a non-cash asset impairment charge of $2.0 million, and a $1.5 million gain on sale of ITD’s assets.  The 2008 quarter and six-month results include a $2.7 million gain from insurance proceeds.  Additionally, operating results for the three and six months ended June 30, 2009 include a $1.1 million and $2.3 million higher loss, respectively, as compared to the same periods in 2008 at the Company’s Sumco Inc. subsidiary, which is currently being wound down and is anticipated to be classified as a discontinued operation by year-end.

The Company generated Adjusted EBITDA of $15.0 million for the second quarter of 2009, as compared to $17.9 million for the same period in 2008.  The decline in second quarter 2009 Adjusted EBITDA was principally due to lower sales and operating income from our businesses. Adjusted EBITDA excludes certain non-recurring and non-cash items. See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Segment Operating Results

All data regarding segment operating results is before corporate allocations.

Precious Metal Segment

Net sales for the Precious Metal segment decreased by $21.5 million, or 47.2%, to $24.1 million in the second quarter of 2009 from $45.6 million in the second quarter of 2008. The decreased sales were primarily driven by lower volume in almost all of its markets resulting from the world-wide recession, particularly sales to the electronics, construction equipment, auto industry and appliance markets, and lower precious metal prices in 2009 compared to the second quarter of 2008.  The brazing alloys manufactured by this segment are fabricated into a variety of engineered forms and are used in many industries including automotive, air conditioning, general industrial and other metal-joining industries. The electro-galvanized electronic and electrical components sold by this segment are primarily for use in the transportation industry.

Segment operating income decreased by $4.0 million to a loss of $0.3 million in the second quarter of 2009, compared to operating income of $3.7 million in the second quarter of 2008.  The decrease in 2009 was driven by the sales decline, but also included a $1.1 million higher loss at the segment’s Sumco operation (which, as noted above, is currently being wound down and is anticipated to be classified as a discontinued operation by year-end).  The segment results also included $0.4 million of restructuring charges related to the closure of a facility in New Hampshire and the relocation of the functions to the segment’s facility in Milwaukee.

Tubing Segment

In the second quarter of 2009, net sales for the Tubing segment decreased by $7.9 million, or 30.2%, to $18.3 million from $26.2 million in the second quarter of 2008.  Sales were lower in the retail appliance markets serviced by the Specialty Tubing Group. There was also a reduction in sales to the petrochemical and shipbuilding markets serviced by the Stainless Steel Tubing Group.

Segment operating income decreased by $1.1 million to $1.4 million in the second quarter of 2009 compared to $2.5 million in the second quarter of 2008.  The 2009 quarter included an asset impairment charge of $0.9 million relating to equipment utilized exclusively in connection with a discontinued product line.

A discontinued operation, Indiana Tube Denmark, which was previously part of the Tubing segment, has now been excluded from the segment’s operating results in both quarters.

Engineered Materials Segment

Net sales for the Engineered Materials segment decreased $17.7 million, or 24.4%, to $55.0 million in the second quarter of 2009 from $72.7 million in the second quarter of 2008.  There was continued weakness experienced in the commercial flat roofing fasteners market, natural gas and other utility connectors used in residential construction that it supplies, as well as a drop in sales to its international markets.

Segment operating income decreased by $2.4 million to $6.5 million in the second quarter of 2009 from $8.8 million in the same period of 2008.  The decline in operating income was principally the result of the lower sales volume.

Arlon Electronic Materials (“Arlon EM”)

In the second quarter of 2009, net sales for the Arlon EM segment declined by $1.4 million, or 9.0%, to $13.9 million, from $15.2 million in the prior year.  The decline was primarily due to lower sales of flexible heater and coil insulation products, which was partially offset by increased sales of printed circuit board materials, particularly related to infrastructure in China and India, as well as higher sales to military markets.

Segment operating income increased $0.2 million to $1.1 million in the second quarter of 2009 principally as a result of increased volume in our low-cost manufacturing facility in China as well as reduced staffing and expense reductions as compared to the same quarter of the prior year.

Arlon Coated Materials (“Arlon CM”)

Arlon CM segment sales declined by $5.2 million, or 25.8%, to $14.8 million in the second quarter of 2009, from $20.0 million in the second quarter of 2008.  The broad based economic recession has affected demand in the Asian shipping container market and in the North American graphics market for corporate imaging as well as lower demand from its automotive, appliance and electronics customers.

Operating income decreased $0.3 million compared to the second quarter of 2008. Gross profit decreased on lower sales and from the associated impact on throughput, underutilized capacity, and plant efficiencies.  This was partially offset by the effect of certain improvements from Lean Manufacturing techniques and headcount reductions. Restructuring charges were $0.2 million in the second quarter of 2009 and $0.8 million in 2008.

Kasco Replacement Parts and Services

Kasco sales decreased by $1.9 million, or 10.9%, to $15.4 million in the second quarter of 2009 from $17.3 million in the second quarter of 2008.  Sales to U.S. grocery stores and route sales deteriorated along with weakness in distributor sales in North America, but to a lesser degree than the decline in European sales.  The decline in European sales was significantly affected by the translation effect of a stronger U.S. dollar in the current period, but also reflected global economic weakness.

Operating income from the Kasco segment was $0.8 million in the second quarter of 2009, which was flat compared to the same period of 2008.  Lower gross profit margin from sales mix was offset by more efficient manufacturing operations and better labor and spending control.

Shelf Registration Statement

Pursuant to a shelf registration statement filed on Form S-3 with the SEC and declared effective on June 29, 2009, the Company may from time to time issue up to $25 million of its common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock, or debt securities, or any combination of the above, separately or as units. The terms of any offerings under the shelf registration statement will be determined at the time of the offering.  The Company does not presently have any definitive plans or current commitments to sell securities that may be registered under the shelf registration statement.  The Company believes that the shelf registration statement will provide the Company with the flexibility to quickly raise capital in the market as conditions become favorable with a minimum of administrative preparation and expense.  The net proceeds of any such issuances under the shelf registration statement are expected to be used for general corporate purposes, which may include working capital and/or capital expenditures.

Subsequent Events

On July 31, 2009, a subsidiary of WHX sold its equity investment in CoSine Communications, Inc. for cash proceeds of $3.1 million.  On June 30, 2009, the Company recorded an impairment of $1.2 million based on the fair value of this investment at that date.  The July 31, 2009 sale price was approximately the same as the value at June 30, 2009.  Accordingly, there will be no gain or loss recorded from this transaction in the third quarter.

On July 31, 2009, a subsidiary of WHX, Handy & Harman (“H&H”), reached a settlement agreement with an insurer for reimbursement of remediation and legal expense for five environmental sites where H&H and/or its subsidiaries had incurred environmental remediation expenses.  The insurer agreed to pay to H&H $3.0 million for past indemnity expense and $150,000 for past defense costs.  Such insurance proceeds were received on August 10, 2009, and will be reflected as a gain in the financial statements in the third quarter.

Effective July 31, 2009 and August 18, 2009, respectively, H&H and Bairnco Corporation, subsidiaries of WHX, amended their respective credit facilities to, among other things, (i) reset certain financial covenants, (ii) increase the amount of a cross-guarantee between H&H and Bairnco Corporation on certain debt, and (iii) provide for aggregate repayment of such debt totaling approximately $6.0 million, which payments were made on or about August 18, 2009.

WHX Corporation 2nd Quarter 2009 Earnings Call, August 25th at 8:30 ET

WHX Corporation will hold a conference call to discuss the second quarter 2009 financial results on Tuesday, August 25th, at 8:30 am ET.  The dial information for the call is:

*US/Canada Dial-in #:   (866) 760-1884
*Int'l/Local Dial-In #:      (706) 758-7555
Conference ID  25601544

NOTE: In order to join this conference call, all speakers and participants will be required to provide the Conference ID Number listed above.

Note Regarding Presentation of Non-GAAP Financial Measures:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about WHX, its business and its financial condition. The Company defines Adjusted EBITDA as net income before the effects of realized and unrealized losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and pension expense or credit and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation. Further, the Company believes that Adjusted EBITDA is a measure of leverage capacity and the Company’s ability to service its debt.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company’s interest expense;

•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement; and

•	Adjusted EBITDA does not include pension expense or credit.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only supplementally. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing WHX.

The Company reconciles Adjusted EBITDA to Net income (loss), and that reconciliation is set forth below. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Our Company

WHX Corporation is a diversified global industrial company delivering value through the WHX Business System which drives innovation, operating excellence and superior customer service. WHX and its affiliated companies employ over 2,000 people at 35 locations in eight countries.

Our companies are organized into six business segments: Precious Metals, Tubing, Engineered Materials, Arlon Electronic Materials, Arlon Coated Materials and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, and aerospace and aviation markets. Other markets served include the signage industry and meat room products and maintenance services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol WXCO.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect WHX’s current expectations and projections about its future results, performance, prospects and opportunities.  WHX has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors, that could cause its actual results, performance, prospects or opportunities in 2009 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, WHX’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although WHX believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2008 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, WHX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

WHX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2009	2008	2009	2008
	(in thousands except per share)

Net sales	$141,395	$196,972	$272,249	$369,300
Cost of goods sold	106,473	149,303	207,552	281,900
Gross profit	34,922	47,669	64,697	87,400

Selling, general and administrative expenses	25,239	34,939	57,153	70,304
WHX Pension Plan expense (credit)	3,458	(2,335)	6,915	(4,370)
Asset impairment charges	2,046	-	2,046	-
Proceeds from insurance claims, net	-	(2,690)	-	(2,690)
Restructuring charges	1,192	761	1,725	1,350
Loss on disposal of assets	78	168	74	146
Income (loss) from operations	2,909	16,826	(3,216)	22,660

Other:
Interest expense	7,006	11,008	12,074	21,222
Realized and unrealized (gain) loss on derivatives	(25)	(302)	(306)	1,325
Other expense (income)	84	83	(115)	(60)

Income (loss) from continuing operations before tax	(4,156)	6,037	(14,869)	173
Tax provision	411	862	166	1,470

Income (loss) from continuing operations, net of tax	(4,567)	5,175	(15,035)	(1,297)

Discontinued Operations:
Income (loss) from discontinued operations, net of tax	(1,009)	158	(1,909)	418
Gain on disposal, net of tax	1,489	-	1,489	-

Net income (loss) from discontinued operations	480	158	(420)	418

Net income (loss)	$(4,087)	$5,333	$(15,455)	$(879)

Basic and diluted per share of common stock (a)

Income (loss) from continuing operations, net of tax	$(0.38)	$5.17	$(1.24)	$(1.30)
Discontinued operations, net of tax	0.04	0.16	(0.03)	0.42

Net income (loss)	$(0.34)	$5.33	$(1.27)	$(0.88)

Weighted average number of common shares outstanding	12,179	1,000	12,179	1,000

(a) Basic and diluted net loss per common share was $0.34 and $1.27 on 12,179,000 shares outstanding for the three and six months ended June 30, 2009, respectively. This compared with net income of $5.33 per share and a net loss of $.88 per share on 1,000,000 shares outstanding in the same periods of 2008. The large change in the number of shares outstanding is due to the additional shares issued in a rights offering in September 2008. In addition, the Company consummated a 1 for 10 reverse stock split in November 2008 of its outstanding common stock. To enhance comparability, the 2008 periods have been adjusted on a retroactive basis as if the reverse stock split had occurred on January 1, 2008.

WHX CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars and shares in thousands)	June 30, 2009	December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$8,539	$8,656
Trade and other receivables - less allowance for doubtful accounts of $4,257 and $3,174 at 6/30/09 and 12/31/08, respectively	80,282	77,940
Inventories	62,795	71,846
Deferred income taxes	1,105	1,310
Other current assets	8,380	10,285
Current assets of discontinued operations	5,587	7,187
Total current assets	166,688	177,224

Property, plant and equipment at cost, less accumulated depreciation and amortization	93,191	98,423
Goodwill	65,073	65,070
Other intangibles, net	35,486	36,965
Non-current assets of discontinued operations	2,701	4,084
Other non-current assets	16,622	17,718
	$379,761	$399,484

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
Trade payables	$34,925	$35,965
Accrued environmental liability	5,939	6,722
Accrued liabilities	28,484	36,890
Accrued interest expense - related party	894	262
Current portion of long-term debt	5,944	8,295
Short-term debt	37,230	32,970
Deferred income taxes	257	257
Current liabilities of discontinued operations	3,278	5,787
Total current liabilities	116,951	127,148

Long-term debt	104,674	109,174
Long-term debt - related party	54,098	54,098
Accrued interest expense - related party	6,489	2,237
Accrued pension liability	140,984	133,990
Other employee benefit liabilities	3,996	4,233
Deferred income taxes	4,731	5,307
Long-term liabilities of discontinued operations	176	188
Other liabilities	4,117	5,016
	436,216	441,391

Stockholders' (Deficit) Equity:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock -$.01 par value; authorized 180,000 shares; issued and outstanding 12,179 shares	122	122
Accumulated other comprehensive loss	(162,798)	(163,502)
Additional paid-in capital	552,786	552,583
Accumulated deficit	(446,565)	(431,110)
Total stockholders' deficit	(56,455)	(41,907)
	$379,761	$399,484

WHX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:	(in thousands)
Net loss	$(15,455)	$(879)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,586	10,392
Non-cash stock based compensation	158	241
Amortization of debt related costs	906	1,070
Long-term interest on related party debt	4,252	3,528
Deferred income taxes	(402)	150
Loss on asset dispositions	74	146
Asset impairment charges	2,046	-
Unrealized loss on derivatives	505	171
Reclassification of net cash settlements on derivative instruments	(810)	1,154
Net cash provided by operating activities of discontinued operations	1,734	2,066
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(1,662)	(29,098)
Inventories	9,068	5,569
Other current assets	1,915	1,741
Accrued interest expense-related party	632	8,065
Other current liabilities	(4,072)	12,665
Other items-net	211	(200)
Net cash provided by operating activities	8,686	16,781

Cash flows from investing activities:
Plant additions and improvements	(3,623)	(6,650)
Net cash settlements on derivative instruments	810	(1,154)
Proceeds from sales of assets	57	8,117
Net cash provided by investing activities of discontinued operations	637	-

Net cash provided by (used in) investing activities	(2,119)	313

Cash flows from financing activities:
Proceeds from term loans - domestic	9,328	4,000
Net revolver borrowings (repayments)	4,021	(6,567)
Net proceeds of term loans - foreign	249	-
Repayments of term loans - domestic	(16,203)	(13,990)
Deferred finance charges	(1,300)	(1,575)
Net change in overdrafts	(735)	2,061
Net cash used in financing activities of discontinued operations	(2,042)	(274)
Other	(95)	-

Net cash used in financing activities	(6,777)	(16,345)

Net change for the period	(210)	749
Effect of exchange rate changes on net cash	93	149
Cash and cash equivalents at beginning of period	8,656	6,090
Cash and cash equivalents at end of period	$8,539	$6,988

WHX CORPORATION
CONSOLIDATED SEGMENT DATA
(Unaudited)

Statement of operations data: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net Sales:
Precious Metal	$24,062	$45,592	$48,411	$91,280
Tubing	18,265	26,167	37,589	50,844
Engineered Materials	55,028	72,743	97,125	123,752
Arlon Electronic Materials	13,850	15,228	30,881	31,632
Arlon Coated Materials	14,819	19,985	27,159	37,660
Kasco	15,371	17,257	31,084	34,132
Total net sales	$141,395	$196,972	$272,249	$369,300

Segment operating income (loss):
Precious Metal (a)	$(313)	$3,676	$(617)	$7,361
Tubing (b)	1,363	2,501	2,200	4,269
Engineered Materials	6,458	8,832	7,250	11,220
Arlon Electronic Materials	1,057	839	2,806	2,383
Arlon Coated Materials (c)	(46)	295	(1,115)	(396)
Kasco	849	847	1,769	2,078
Total segment operating income	9,368	16,990	12,293	26,915

Unallocated corporate expenses & non operating units	1,637	5,021	6,701	11,169
Unallocated pension expense (credit)	3,458	(2,335)	6,915	(4,370)
Corporate restructuring costs	129	-	662	-

Proceeds from insurance claims, net	-	(2,690)	-	(2,690)
Asset impairment charge	1,157	-	1,157	-
Loss on disposal of assets	78	168	74	146

Income (loss) from continuing operations	2,909	16,826	(3,216)	22,660

Interest expense	7,006	11,008	12,074	21,222
Realized and unrealized (gain) loss on derivatives	(25)	(302)	(306)	1,325
Other (income) expense	84	83	(115)	(60)

Income (loss) from continuing operations before tax	$(4,156)	$6,037	$(14,869)	$173

(a) Segment operating loss for the Precious Metal segment includes restructuring charges of $0.4 million relating to the closure of a facility in New Hampshire, and $0.4 million related to Sumco, an operation currently being wound down and expected to be classified as a discontinued operation by year-end.
(b) Segment operating income for the Tubing segment includes asset impairment charges of $0.9 million to write-down to fair value certain equipment utilized exclusively in connection with a discontinued product line.
(c) Segment operating loss for the Arlon CM segment for the three and six months ended June 30, 2009 include $0.2 million of restructuring costs related to the closure and relocation of an operation in Dallas, Texas. In the segment operating results for the three and six months ended June 30, 2008, $0.8 million and $1.4 million of move costs, respectively, were incurred to consolidate two plants in San Antonio, Texas into one. In addition to the direct move costs, the results of those periods were negatively impacted by a plant shutdown and related operating inefficiencies during the move.

Supplemental Non-GAAP Disclosures
EBITDA and Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands)
Income (loss) from continuing operations, net of tax	$(4,567)	$5,175	$(15,035)	$(1,297)
Add (Deduct):
Tax provision	411	862	166	1,470
Interest expense	7,006	11,008	12,074	21,222
Depreciation and amortization expense	4,826	5,226	9,586	10,392
Non-cash WHX & other pension expense (credit)	3,458	(2,335)	6,915	(4,370)
Non-cash asset impairment charges	2,046	-	2,046	-
Realized and unrealized (gain) loss on derivatives	(25)	(302)	(306)	1,325
Loss on disposal of assets	78	168	74	146

"EBITDA" from continuing operations	13,233	19,802	15,520	28,888

Adjusted EBITDA:
EBITDA of Sumco excluding restructuring costs	513	(168)	1,034	(809)
Proceeds from insurance claims	-	(2,690)	-	(2,690)
Non-cash stock-based compensation expense	33	172	158	241
Non-recurring restructuring & plant consolidation costs	1,192	761	1,725	1,350
Adjusted EBITDA	$14,971	$17,877	$18,437	$26,980

CONTACT:	WHX Corporation
Glen Kassan, Vice Chairman of the Board and
Chief Executive Officer
914-461-1260

CONTACT:  Glen Kassan, Vice Chairman of the Board and Chief Executive Officer, WHX Corporation, +1-914-461-1260